Exhibit 4(d)


                                  US GUARANTY

          This US GUARANTY (this "US Guaranty"), dated as of May 15, 2003, by and among the Guarantors listed on the signature pages hereof and those additional entities that hereafter become parties hereto by executing the form of Supplement attached hereto as Annex 1, as guarantors (each, a "Guarantor" and collectively, "Guarantors"), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, individually and as agent (in such capacity, "Agent") for itself, General Electric Capital Canada Inc., as Canadian agent ("Canadian Agent") and the lenders from time to time signatory to the Credit Agreement hereinafter defined.

                             W I T N E S S E T H:

          WHEREAS, pursuant to that certain Credit Agreement dated as of the date hereof by and among Blount, Inc., a Delaware corporation, the other Credit Parties (as defined in the Credit Agreement) signatory thereto, Agent, Canadian Agent and the other Persons signatory thereto from time to time as lenders ("Lenders") (as from time to time amended, restated, supplemented or otherwise modified, the "Credit Agreement") US Lenders (as defined in the Credit Agreement) have agreed to make Loans (as defined in the Credit Agreement) to, and to incur Letter of Credit Obligations (as defined in the Credit Agreement) on behalf of US Borrowers (as defined in the Credit Agreement), and Canadian Lenders (as defined in the Credit Agreement) have agreed to make Loans to Canadian Borrowers (as defined in the Credit Agreement);

          WHEREAS, each Guarantor, other than Holdings (as defined in the Credit Agreement), is either a US Borrower or a direct or indirect Subsidiary of a US Borrower and Holdings is the direct or indirect parent of each US Borrower and as such each Guarantor will derive direct and indirect economic benefits from the making of the Loans and other financial accommodations provided to Borrowers pursuant to the Credit Agreement; and

          WHEREAS, in order to induce Agent, Canadian Agent and Lenders to enter into the Credit Agreement and other Loan Documents and to induce Lenders to make the Loans and to incur Letter of Credit Obligations as provided for in the Credit Agreement, Guarantors have agreed to guarantee payment of the Obligations;

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce Lenders to provide the Loans and other financial accommodations under the Credit Agreement, it is agreed as follows:

1. DEFINITIONS.

          Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement, unless otherwise defined herein.

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          References to this "US Guaranty" shall mean this US Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this US Guaranty as the same may be in effect at the time such reference becomes operative.

2. THE GUARANTY.

          2.1. Guaranty of Guaranteed Obligations of Borrowers. (i) Each Guarantor hereby jointly and severally unconditionally guarantees to Agent, Canadian Agent and Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Canadian Obligations of Canadian Borrowers, and (ii) each Guarantor that is not an US Borrower hereby jointly and severally unconditionally guarantees to Agent and Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the US Obligations of US Borrowers ((i) and (ii) hereinafter, collectively, the "Guaranteed Obligations"). Each US Borrower is jointly and severally liable for, and unconditionally guarantees all of the US Obligations owed to Agent and US Lenders by each other US Borrower pursuant to the terms of the Credit Agreement. Guarantors agree that this US Guaranty is a guaranty of payment and performance and not of collection, and that their obligations under this US Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

          (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in this US Guaranty, any other Loan Document or any other agreement, document or instrument to which any Credit Party and/or Guarantors are or may become a party;

          (b) the absence of any action to enforce this US Guaranty or any other Loan Document or the waiver or consent by Agent, Canadian Agent and/or Lenders with respect to any of the provisions thereof;

          (c) the existence, value or condition of, or failure to perfect its Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by Agent in respect thereof (including, without limitation, the release of any such security); or

          (d) the insolvency of any Credit Party; or

          (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Guarantor that its obligations under this US Guaranty shall not be discharged until the Termination Date. Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations. Each


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Guarantor agrees that any notice or directive given at any time to Agent which is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by Agent, Canadian Agent and Lenders, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this US Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this US Guaranty, unless Agent, Canadian Agent and Lenders have specifically agreed otherwise in writing. It is agreed among each Guarantor, Agent, Canadian Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this US Guaranty and such waivers, Agent, Canadian Agent and Lenders would decline to enter into the Credit Agreement.

          2.2. Demand by Agent, Canadian Agent or Lenders. In addition to the terms of the Guaranty set forth in Section 2.1 hereof, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under the Credit Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then Guarantors shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders. Payment by Guarantors shall be made to Agent in immediately available Federal funds to an account designated by Agent or at the address set forth herein for the giving of notice to Agent or at any other address that may be specified in writing from time to time by Agent, and shall be credited and applied to the Guaranteed Obligations.

          2.3. Enforcement of Guaranty. In no event shall Agent have any obligation (although it is entitled, at its option) to proceed against any Borrower or any other Credit Party or any Collateral pledged to secure Guaranteed Obligations before seeking satisfaction from any or all of the Guarantors, and Agent may proceed, prior or subsequent to, or simultaneously with, the enforcement of Agent's rights hereunder, to exercise any right or remedy which it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

          2.4. Waiver. In addition to the waivers contained in Section 2.1 hereof, Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantors of their Guaranteed Obligations under, or the enforcement by Agent, Canadian Agent or Lenders of, this US Guaranty. Guarantors hereby waive diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in any Borrower's financial condition or any other fact which might increase the risk to Guarantors) with respect to any of the Guaranteed Obligations or all other demands

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whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this US Guaranty. Guarantors represent, warrant and jointly and severally agree that, as of the date of this US Guaranty, their obligations under this US Guaranty are not subject to any offsets or defenses against Agent, Canadian Agent or Lenders or any Credit Party of any kind. Guarantors further jointly and severally agree that their obligations under this US Guaranty shall not be subject to any counterclaims, offsets or defenses against Agent, Canadian Agent or any Lender or against any Credit Party of any kind which may arise in the future.

          2.5. Benefit of Guaranty. The provisions of this US Guaranty are for the benefit of Agent, Canadian Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Credit Party and Agent, Canadian Agent or Lenders, the obligations of any Credit Party under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by Agent or any Lender to any Person or Persons, any reference to "Agent" or "Lender" herein shall be deemed to refer equally to such Person or Persons.

          2.6. Modification of Guaranteed Obligations, Etc. Each Guarantor hereby acknowledges and agrees that Agent, Canadian Agent and Lenders may at any time or from time to time, with or without the consent of, or notice to, Guarantors or any of them:

          (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

          (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

          (c) amend or modify, in any manner whatsoever, the Loan Documents;

          (d) extend or waive the time for any Credit Party's performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

          (e) take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which Agent, Canadian Agent or Lenders have been granted a Lien, to secure any Obligations;


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          (f) release anyone who may be liable in any manner for the payment of any Obligations or Guaranteed Obligations;

          (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or any Credit Party are subordinated to the claims of Agent, Canadian Agent and Lenders; and/or

          (h) apply any sums by whomever paid or however realized to any amounts owing by any Guarantor or any Credit Party to Agent, Canadian Agent or any Lender in such manner as Agent, Canadian Agent or any Lender shall determine in its discretion;

and Agent, Canadian Agent and Lenders shall not incur any liability to Guarantors as a result thereof, and no such action shall impair or release the Guaranteed Obligations of Guarantors or any of them under this US Guaranty. Notwithstanding anything contained in this US Guaranty to the contrary, nothing contained in this US Guaranty constitutes a waiver or modification of any rights a Guarantor who is also a US Borrower under the Credit Agreement may have in its capacity as a US Borrower under the Credit Agreement.

          2.7. Reinstatement. This US Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party or any Guarantor for liquidation or reorganization, should any Credit Party or any Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver, interim receiver, receiver and manager or trustee be appointed for all or any significant part of such Credit Party's or such Guarantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Guaranteed Obligations, whether as a "voidable preference", "fraudulent conveyance", or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

          2.8. Deferral of Subrogation, Etc. Notwithstanding anything to the contrary in this US Guaranty, or in any other Loan Document, each Guarantor hereby:

          (a) expressly and irrevocably waives, on behalf of itself and its successors and assigns (including any surety) until payment and performance, in full, of the Guaranteed Obligations has occurred, any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a

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     maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which such Guarantor may have or hereafter acquire against any Credit Party in connection with or as a result of such Guarantor's execution, delivery and/or performance of this US Guaranty, or any other documents to which such Guarantor is a party or otherwise; and

          (b) acknowledges and agrees (i) that this waiver is intended to benefit Agent, Canadian Agent and Lenders and shall not limit or otherwise effect any Guarantor's liability hereunder or the enforceability of this US Guaranty, and (ii) that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.8 and their rights under this Section 2.8 shall survive payment in full of the Guaranteed Obligations.

          2.9. Election of Remedies. If Agent, Canadian Agent or any Lender may, under applicable law, proceed to realize benefits under any of the Loan Documents giving Agent, Canadian Agent and Lenders a Lien upon any Collateral owned by any Credit Party, either by judicial foreclosure or by non- judicial sale or enforcement, Agent, Canadian Agent or any Lender may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this US Guaranty. If, in the exercise of any of its rights and remedies, Agent, Canadian Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any applicable laws pertaining to "election of remedies" or the like, Guarantors hereby consent to such action by Agent, Canadian Agent or any Lender and waive any claim based upon such action, even if such action by Agent, Canadian Agent or any Lender shall result in a full or partial loss of any rights of subrogation which Guarantors might otherwise have had but for such action by Agent, Canadian Agent or such Lender. Any election of remedies which results in the denial or impairment of the right of Agent, Canadian Agent or any Lender to seek a deficiency judgment against any Credit Party shall not impair each Guarantor's obligation to pay the full amount of the Guaranteed Obligations. In the event Agent, Canadian Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Agent, Canadian Agent or such Lender may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by Agent, Canadian Agent or such Lender but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under this US Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent, Canadian Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

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          2.10. Funds Transfers. If any Guarantor shall engage in any transaction as a result of which any Borrower is required to make a mandatory prepayment with respect to the Guaranteed Obligations under the terms of the Credit Agreement (including any issuance or sale of such Guarantor's Stock or any sale of its assets), such Guarantor shall distribute to, or make a contribution to the capital of, one or more of the Borrowers an amount equal to the mandatory prepayment required under the terms of the Credit Agreement.

3. DELIVERIES.

          In a form satisfactory to Agent, Guarantors shall deliver to Agent (with sufficient copies for each Lender), concurrently with the execution of this US Guaranty and the Credit Agreement, the Loan Documents and other instruments, certificates and documents as are required to be delivered by Guarantors to Agent under the Credit Agreement.

4. REPRESENTATIONS AND WARRANTIES.

          To induce Lenders to make the Loans and incur Letter of Credit Obligations under the Credit Agreement, Guarantors jointly and severally make the representations and warranties as to each Credit Party contained in the Credit Agreement, each of which is incorporated herein by reference, and the following representations and warranties to Agent, Canadian Agent and each Lender, each and all of which shall survive the execution and delivery of this US Guaranty:

          4.1. Corporate Existence; Compliance with Law. Each Guarantor (i) is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities which could, in the aggregate, reasonably be expected to result in a Material Adverse Effect; (iii) has the requisite power and authority and the legal right to own and operate in all material respects its properties, to lease the property it operates under lease, and to conduct its business in all material aspects as now, heretofore and proposed to be conducted and has the requisite power and authority and the legal right to pledge, mortgage, hypothecate or otherwise encumber the Collateral; (iv) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its charter, constating documents and bylaws or partnership or operating agreement, as applicable; and
(vi) subject to specific representations set forth in the Credit Agreement regarding ERISA, Environmental Laws, Tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply,

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individually or in the aggregate, could not reasonably be expected to have a
Material Adverse Effect.

          4.2. Executive Offices. As of the Closing Date, the current location of each Guarantor's chief executive office and principal place of business are as set forth in Disclosure Schedule (3.2) of the Credit Agreement, and, except as disclosed on such schedule, none of such locations has changed within the 12 months preceding the Closing Date.

          4.3. Corporate Power; Authorization; Enforceable Guaranteed Obligations. The execution, delivery and performance of this US Guaranty and all other Loan Documents and all instruments and documents to be delivered by each Guarantor hereunder and under the Credit Agreement (i) are within such Guarantor's power; (ii) have been duly authorized by all necessary or proper corporate or limited liability company action, including the consent of stockholders or members where required; (iii) are not in contravention of any provision of such Guarantor's charter, constating documents, bylaws, or operating agreement, as applicable; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority (v) after giving effect to the repayment of the Prior Lender Obligations, do not conflict with or result in the breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Guarantor is a party or by which any Guarantor or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of any Guarantor, other than those in favor of Agent, for itself, Canadian Agent and the benefit of Lenders; and the same (vii) do not require the consent or approval of any Governmental Authority or any other Person except those which have been duly obtained, made or complied with prior to the Closing Date pursuant to Section 2.1(c) of the Credit Agreement. On or prior to the Closing Date, this US Guaranty and each of the Loan Documents to which any Guarantor is a party shall have been duly executed and delivered for the benefit of or on behalf of such Guarantor, and each shall then constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

5. FURTHER ASSURANCES.

          Each Guarantor agrees, upon the written request of Agent, Canadian Agent or any Lender, to execute and deliver to Agent, Canadian Agent or such Lender, from time to time, any additional instruments or documents reasonably considered necessary by Agent, Canadian Agent or such Lender to cause this US Guaranty to be, become or remain valid and effective in accordance with its terms.

6. PAYMENTS FREE AND CLEAR OF TAXES.

          All payments required to be made by each Guarantor hereunder shall be made to Agent, Canadian Agent and Lenders free and clear of, and without deduction for,

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any and all present and future Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6) Agent, Canadian Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (b) such Guarantor shall make such deductions, and
(c) such Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, each applicable Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. Each Guarantor shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent, Canadian Agent and each Lender for the full amount of Taxes paid by Agent, Canadian Agent or such Lender, as appropriate, on or with respect to any payment by or an account of any obligations of Guarantors hereunder (including any Taxes imposed by any jurisdiction on amounts payable under this Section 6) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

7. OTHER TERMS.

          7.1. Entire Agreement. This US Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Loan Documents and/or the Guaranteed Obligations.

          7.2. Headings. The headings in this US Guaranty are for convenience of reference only and are not part of the substance of this US Guaranty.

          7.3. Severability. Whenever possible, each provision of this US Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this US Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this US Guaranty.

          7.4. Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon another any such communication with respect to this US Guaranty, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be addressed to the party to be notified as follows:

              (a) If to Agent or Canadian Agent at:

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               General Electric Capital Corporation
               (or, as applicable, c/o General Electrical Capital
               Corporation)
               1100 Abernathy Road, Suite 900
               Atlanta, Georgia 30328
               Attention: Blount, Inc. Account Manager
               Telecopy Number: (678) 320-8902
               Telephone Number: (678) 320-8900

               with copies to:

               General Electric Capital Corporation
               201 High Ridge Road
               Stamford, Connecticut 06927-5100
               Attention:  Corporate Counsel - Commercial Finance
               Telecopier No.: (203) 316-7889
               Telephone No.:  (203) 316-7552

               and

               Paul, Hastings, Janofsky & Walker LLP
               600 Peachtree Street, N.E.
               Suite 2400
               Atlanta, Georgia 30308
               Attention:  Jesse H. Austin, III, Esq.
               Telecopier No.:  (404) 815-2424
               Telephone No.:  (404) 815-2208

          (b) If to any Lender, at the address of such Lender specified in the Credit Agreement.

          (c) If to any Guarantor, at the address of such Guarantor specified on Schedule I hereto.

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and three (3) Business Days after the same shall have been deposited with the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 7.4), (iii) one (1) Business Day after deposit with a reputable overnight carrier with all charges prepaid, or (iv) when delivered, if hand-

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delivered by messenger.

          7.5. Successors and Assigns. This US Guaranty and all obligations of Guarantors hereunder shall be binding upon the successors and assigns of each Guarantor (including a debtor-in-possession on behalf of such Guarantor) and shall, together with the rights and remedies of Agent, for the benefit of itself, Canadian Agent and Lenders, hereunder, inure to the benefit of Agent, Canadian Agent and Lenders, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the rights of Agent, Canadian Agent and Lenders hereunder. Guarantors may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this US Guaranty.

          7.6. No Waiver; Cumulative Remedies; Amendments. None of Agent, Canadian Agent or any Lender shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Agent and then only to the extent therein set forth. A waiver by Agent, for itself, Canadian Agent and Lenders, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Agent, Canadian Agent or any Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this US Guaranty may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by Agent and Guarantors.

          7.7. Termination. This US Guaranty is a continuing guaranty and shall remain in full force and effect until the Termination Date. Upon payment and performance in full of the Guaranteed Obligations, Agent shall deliver to Guarantors such documents as Guarantors may reasonably request to evidence such termination.

          7.8. Counterparts. This US Guaranty may be executed in any number of counterparts, each of which shall collectively and separately constitute one and the same agreement. This US Guaranty may be authenticated by manual signature, facsimile or, if approved in writing by Agent, electronic means, all of which shall be equally valid.

          7.9. Intentionally Omitted.

          7.10. Intentionally Omitted.

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          7.11. Limitation on Guaranteed Obligations. Notwithstanding any
provision herein contained to the contrary, each Guarantor's liability hereunder shall be limited to an amount not to exceed as of any date of determination the greater of:

               (a) the net amount of all Loans and other extensions of credit (including Letters of Credit) advanced under the Credit Agreement and directly or indirectly re-loaned or otherwise transferred to, or incurred for the benefit of, such Guarantor, plus interest thereon at the applicable rate specified in the Credit Agreement; or

               (b) the amount which could be claimed by Agent, Canadian Agent and Lenders from such Guarantor under this US Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Guarantor's right of contribution and indemnification from each other Guarantor under
          Section 7.12.

               Notwithstanding the foregoing, in any case, each Guarantor's Liability shall not exceed the Guaranteed Obligations (which amount shall account for any prior payments in respect of the Guaranteed Obligations) or any amounts received by Agent, Canadian Agent or Lenders with respect to the Guaranteed Obligations from any action by Agent, Canadian Agent or Lenders with respect to any Collateral or any of the Credit Parties).

          7.12. Contribution with Respect to Guaranteed Obligations.

               (a) To the extent that any Guarantor shall make a payment under this US Guaranty of all or any of the Guaranteed Obligations (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by the other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor's "Allocable Amount" (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

               (b) As of any date of determination, the "Allocable Amount" of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this US Guaranty without rendering such claim voidable or avoidable under
          Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

               (c) This Section 7.12 is intended only to define the relative rights of Guarantors and nothing set forth in this Section 7.12 is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this US Guaranty.

               (d) The rights of the parties under this Section 7.12 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

               (e) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

          7.13 New Subsidiaries. Pursuant to Section 5.13 of the Credit Agreement, the Credit Parties may create wholly owned direct or indirect Subsidiaries after the Closing Date (as defined in the Credit Agreement) so long as at the time of the formation of any such direct or indirect Subsidiary of any Credit Party, Credit Parties, or any of them, as appropriate, shall cause such new United States domestic Subsidiary, to enter into this Agreement by executing and delivering in favor of Agent an instrument in the form of Annex 1 attached hereto. Upon the execution and delivery of Annex 1 by such new United States domestic Subsidiary, such domestic Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder. Any document, agreement or instrument executed or issued pursuant to this Section 7.13 shall be a "Loan Document" for purposes of the Credit Agreement.

8. SECURITY.

          To secure payment of each Guarantor's obligations under this US Guaranty, concurrently with the execution of this US Guaranty, each Guarantor has entered into a US Security Agreement pursuant to which each Guarantor has granted to Agent for the benefit, of itself, Canadian Agent, and Lenders a security interest in substantially all of its personal property and has entered into a Shared Pledge Agreement pursuant to which each Guarantor has pledged all of the Stock of each of its domestic

Subsidiaries and 65% of the Stock of each of its foreign Subsidiaries to Collateral Agent for the benefit of Secured Parties (as defined in the Collateral Agency Agreement).

9. CREDIT AGREEMENT.

          Each Guarantor agrees to perform, comply with and be bound by the covenants contained in Sections 4, 5 and 6 of the Credit Agreement (which provisions are incorporated herein by reference).

                           [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this US Guaranty as of the date first above written.

GUARANTORS:                             BLOUNT INTERNATIONAL, INC.


                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________


                                        BLOUNT, INC.

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________



                                        FABTEK CORPORATION

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________


                                        GEAR PRODUCTS, INC.

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________



                                        DIXON INDUSTRIES, INC.

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________


                                        FREDERICK MANUFACTURING CORPORATION

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________

                                        WINDSOR FORESTRY TOOLS LLC
                                        By: Blount, Inc., its sole member

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________


                                        4520 CORP., INC.

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________


                                        OMARK PROPERTIES, INC.

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________


                                        BI, L.L.C.
                                        By: Blount, Inc., its managing member

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________


AGENT:                                  GENERAL ELECTRIC CAPITAL
                                        CORPORATION, as Agent

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________

                                  SCHEDULE I

If to any Guarantor, to Borrower Representative, at

       Blount, Inc.
       4909 S.E. International Way
       Portland, Oregon  97222
       Attention: Calvin E. Jenness and Richard H. Irving, III
       Telecopier No.: (503) 653-4612
       Telephone No.: (503) 653-4573

       with copies to:

       Cravath, Swaine & Moore
       Worldwide Plaza
       825 Eighth Avenue
       New York, New York  10019
       Attention: Ronald Cami, Esq.
       Telecopier No.: (212) 474-3700
       Telephone No.: (212) 474-1048

                                    ANNEX 1

                   FORM OF SUPPLEMENT TO SUBSIDIARY GUARANTY

     Supplement No. __ (this "Supplement") dated as of _______ to the US Guaranty dated as of ______ ___, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the "US Guaranty") by each of the Guarantors listed on the signature pages thereto and those additional entities that thereafter become parties thereto (each, a "Guarantor" and collectively, "Guarantors"), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, individually and as agent (in such capacity, "Agent") for itself, General Electric Capital Canada Inc., as Canadian agent ("Canadian Agent") and the lenders from time to time signatory to the Credit Agreement hereinafter defined.

                                  WITNESSETH:

     WHEREAS, pursuant to that certain Credit Agreement dated as of May 15, 2003 by and among Blount, Inc., a Delaware corporation, the other Credit Parties (as defined in the Credit Agreement) signatory thereto, Agent, Canadian Agent and the other Persons signatory thereto from time to time as lenders ("Lenders") (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the "Credit Agreement"), US Lenders have agreed to make Loans (as defined in the Credit Agreement) to, and incur Letter of Credit Obligations (as defined in the Credit Agreement) on behalf of US Borrowers (as defined in the Credit Agreement), and Canadian Lenders have agreed to make Loans to Canadian Borrowers;

     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the US Guaranty, and if not defined therein, in the Credit Agreement; and

     WHEREAS, in order to induce Agent, Canadian Agent and Lenders to enter into the Credit Agreement and other Loan Documents and to induce Lenders to make the Loans and to incur Letter of Credit Obligations as provided for in the Credit Agreement, Guarantors have agreed to guarantee payment of the Obligations;

     WHEREAS, pursuant to provisions of Section 5.13 of the Credit Agreement, Credit Parties may create new wholly owned direct or indirect Subsidiaries after the Closing Date so long as at the time of the formation of any such direct or indirect Subsidiary of any Credit Party, Credit Parties, or any of them, as appropriate, shall cause such new United States domestic Subsidiary to provide to Agent a supplement to the US Guaranty, and such other security documents reasonably requested by Agent in its discretion and the execution of the US Guaranty by the undersigned new Guarantor or Guarantors (collectively, "New Guarantor") may be accomplished by the execution of this Supplement in favor of Agent for the benefit of itself, Canadian Agent and Lenders;

     NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, New Guarantor hereby agrees as follows:

     SECTION 1. In accordance with Section 7.13 of the US Guaranty, New Guarantor, by its signature below, becomes a "Guarantor" under the US Guaranty with the same force and effect as if originally named therein as a "Guarantor" and New Guarantor hereby (a) agrees to all of the terms and provisions of the US Guaranty applicable to it as a "Guarantor" thereunder and (b) represents and warrants that the representations and warranties made by it as a "Guarantor" thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, New Guarantor, as security for the payment and performance in full of the Guaranteed Obligations, does hereby guarantee, subject to the limitations set forth in Section 7 of the US Guaranty, to Agent, for the benefit of itself, Canadian Agent and Lenders, the full and prompt payment of the Guaranteed Obligations pursuant to the Credit Agreement and every other Loan Document. Each reference to a "Guarantor" in the US Guaranty shall be deemed to include the New Guarantor. The US Guaranty is incorporated herein by reference.

     SECTION 2. New Guarantor represents and warrants to Agent, Canadian Agent and Lenders that this Supplement has been duly executed and delivered by New Guarantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

     SECTION 3. This Supplement may be executed in any number of counterparts, each of which shall collectively and separately constitute one and the same agreement. This Supplement may be authenticated by manual signature, facsimile or, if approved in writing by Agent, electronic means, all of which shall be equally valid.

     SECTION 4. Except as expressly supplemented hereby, the US Guaranty shall remain in full force and effect.

     SECTION 5. THIS SUPPLEMENT SHALL BE BINDING UPON EACH GUARANTOR AND ITS RESPECTIVE SUCCESSORS AND ASSIGNS (INCLUDING A DEBTOR-IN-POSSESSION ON BEHALF OF SUCH GUARANTOR), AND SHALL, TOGETHER WITH THE RIGHTS AND REMEDIES OF AGENT, FOR THE BENEFIT OF ITSELF, CANADIAN AGENT AND LENDERS, HEREUNDER, INURE TO THE BENEFIT OF AGENT, CANADIAN AGENT AND LENDERS, ALL FUTURE HOLDERS OF ANY INSTRUMENT EVIDENCING ANY OF THE OBLIGATIONS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND NONE OF THE TERMS OR PROVISIONS OF THIS AGREEMENT MAY BE WAIVED, ALTERED, MODIFIED OR AMENDED EXCEPT IN WRITING DULY SIGNED FOR AND ON BEHALF OF AGENT AND GUARANTOR.



           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

       IN WITNESS WHEREOF, New Guarantor has duly executed this Supplement to the US Guaranty as of the day and year first above written.



NEW GUARANTOR:                                [Name of New Guarantor]

                                        By:_____________________________
                                        Name:___________________________
                                        Title:__________________________